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                                                                    EXHIBIT 99.1
                                                                    ------------

[AMERICAN BANK NOTE HOLOGRAPHICS, INC. LOGO]

COMPANY CONTACTS:

Kenneth Traub
President and CEO
Tel. (914) 593-0809
KTRAUB@ABNH.COM

Adam Scheer
Vice President, Corporate Development
Tel. (914) 593-0871
ASCHEER@ABNH.COM


                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


        AMERICAN BANK NOTE HOLOGRAPHICS ANNOUNCES COURT'S APPROVAL OF
            DISTRIBUTION OF CLASS ACTION FUNDS AND ABNH SECURITIES

                                     ----


ELMSFORD, NY - April 25, 2002 - American Bank Note Holographics, Inc. ("ABNH" or the "Company"), (OTC Bulletin Board: ABHH) today announced that the United States District Court for the Southern District of New York (the "Court") has entered an order (the "Order") directing that the settlement funds and ABNH securities be distributed to class members in connection with ABNH's previously disclosed settlement of the consolidated securities class action against ABNH, American Banknote Corporation (ABNH's former parent), and other parties. The distribution is in accordance with the previously disclosed settlement agreement which was approved by the Court in December 2000.

     Among other things, with respect to ABNH, the Order directs that ABNH issue to ABNH class members 1,095,000 shares of ABNH common stock (which together with the previously issued 365,000 shares awarded as plaintiffs' counsel fees represents 1,460,000 shares in total) and warrants to purchase 647,735 shares of ABNH common stock (which together with the previously issued 215,912 warrants awarded as plaintiffs' counsel fees represents 863,647 warrants in total). The shares and the warrants (but not the shares issuable upon exercise of the warrants) are being issued without registration under the Securities Act of 1933 in reliance upon the exemption provided by Section 3(a)(10) of the Securities Act and may generally be resold by non-affiliates of ABNH without registration under the Securities Act.

     The warrants will be exercisable through June 18, 2003. Each warrant will be exercisable for one share of ABNH common stock at a purchase price of $6.00 per share, subject to the effectiveness of a registration statement to be filed with the SEC covering the issuance of the shares by ABNH upon any exercise of the warrants. ABNH is working with plaintiffs' counsel to effect the issuance and distribution of the shares and warrants to the ABNH class members and expects this distribution to take place shortly.

     The settlement agreement provided for the payment of $14,850,000, comprised of $12,500,000 which was funded in escrow by the Company's and American Banknote Corporation's insurance carrier and $2,350,000 which was funded in escrow by the Company's former auditor. The Order directs the distribution of these funds to class members, net of attorneys' fees and expenses and administration costs.

     The information contained in this news release does not constitute an offer of any securities for sale.